Exhibit 5.1

1201 Villa Place, Suite 200 Nashville, TN 37212 Telephone 615.297.7001

September 20, 2022

Dollar General Corporation

100 Mission Ridge

Goodlettsville, TN 37072

Ladies and Gentlemen:

We have acted as counsel to Dollar General Corporation, a Tennessee corporation (the “Company”), in connection with the issuance and sale of the Company’s 4.250% Notes due 2024 in the aggregate principal amount of $750,000,000 (the “2024 Notes”), the Company’s 4.625% Notes due 2027 in the aggregate principal amount of $550,000,000 (the “2027 Notes”), the Company’s 5.000% Notes due 2032 in the aggregate principal amount of $700,000,000 (the “2032 Notes”) and the Company’s 5.500% Notes due 2052 in the aggregate principal amount of $300,000,000 (the “2052 Notes,” and together with the 2024 Notes, the 2027 Notes and the 2032 Notes, the “Securities”) in an underwritten public offering pursuant to an Underwriting Agreement dated September 6, 2022 between the Company and Citigroup Global Markets, Inc., Goldman Sachs & Co. LLC, and Wells Fargo Securities, LLC, as representatives of the underwriters named therein (the “Underwriting Agreement”). The Securities are to be offered and sold pursuant to a prospectus supplement, dated September 6, 2022 (the “Prospectus Supplement”), and the accompanying base prospectus dated April 1, 2020 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-237519) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”).

The Securities will be issued under an indenture, dated July 12, 2012, between the Company and U.S. Bank National Association, as trustee (the “Trustee”) (the “Base Indenture”), and the tenth supplemental indenture dated as of September 20, 2022 (the “Tenth Supplemental Indenture”), the eleventh supplemental indenture dated as of September 20, 2022 (the “Eleventh Supplemental Indenture”), the twelfth supplemental indenture dated as of September 20, 2022 (the “Twelfth Supplemental Indenture”) and the thirteenth supplemental indenture dated as of September 20, 2022 (the “Thirteenth Supplemental Indenture,” and together with the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture, the “Supplemental Indentures,” and collectively with the Base Indenture, the “Indenture”), pursuant to which the Securities will be issued, between the Company and the Trustee.

Dollar General Corporation

September 20, 2022

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement and the Indenture. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied, without independent investigation, upon the representations and warranties made by the parties in the Indenture and the Underwriting Agreement, and upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing, it is our opinion that:

(1)	The Company has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the State of Tennessee.

(2)	The Company has the requisite corporate power and authority under the laws of the State of Tennessee to execute, deliver and perform its obligations under the Indenture and to issue the Securities.

(3)	The execution and delivery by the Company of the Indenture and the performance of its obligations thereunder, including the issuance of the Securities in accordance with the provisions of the Indenture, have been duly authorized by the Company.

It is further our opinion that, when the applicable provisions of the 1933 Act and such “Blue Sky” or other state securities laws as may be applicable shall have been complied with and when the Securities have been duly executed, authenticated, issued and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture and as contemplated by the Registration Statement and the Prospectus:

(4)	The Securities will constitute legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion rendered in paragraph (1) above with respect to the due incorporation, existence and good standing of the Company is based solely on our review of a certificate of existence issued by the Tennessee Secretary of State, and we have assumed that such certificate remained accurate through the date hereof.

Dollar General Corporation

September 20, 2022

Our opinion rendered in paragraph (4) above relating to the enforceability of the Securities is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally; (ii) the effect of general principles of equity (including, without limitation, laches and estoppel as equitable defenses, concepts of materiality, reasonableness, good faith and fair dealing, and considerations of impracticability or impossibility of performance and defenses based upon unconscionability), whether enforcement is considered or applied in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the qualification that the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. In addition, we express no opinion as to the enforceability of the severability provisions of the Indenture.

Our opinions as set forth herein are limited to the laws of the State of Tennessee and the State of New York. No opinion is given regarding the laws of any other jurisdiction.

This letter speaks as of the date hereof. The foregoing opinions are rendered solely for the benefit of the Company; provided, however, that the foregoing opinions may be relied upon by Simpson Thacher & Bartlett LLP. We disclaim any obligation to provide any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We hereby consent to the filing of this opinion as an Exhibit to a current report on Form 8-K, which we understand will be incorporated by reference into the Prospectus, and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the Commission's rules and regulations.

Sincerely, /s/ Maynard, Cooper & Gale, P.C.
Maynard, Cooper & Gale, P.C.